Exhibit 99.1

PRESS RELEASE First Nine Months 2010 Results

• Strong top line growth of 10% driven by continued growth in fixed, mobile and business;
• Stable Adjusted EBITDA margin boosting Free Cash Flow by 40% to €207 million;
• Full year outlook upgraded.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 28, 2010 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the nine months ended September 30, 2010.

HIGHLIGHTS

•            Revenue up 10% yoy to €967.0 million (Q3: +8%) on the back of solid fixed, mobile and B2B performance;

•            Adjusted EBITDA(1) up 10% yoy to €505.6 million (Q3: +13%) — Q3 2010 Adjusted EBITDA margin up to 53.6% from 51.1% in Q3 2009 despite selective investments in growth and inroads in mobile;

•            Free Cash Flow(3) boosted by 40% yoy to €207.0 million, representing 21% of revenue;

•            Net profit of €47.2 million, including  net loss on derivatives of €71.7 million;

•            ARPU per unique subscriber(5) up €4 year-on-year (+12%) to €38.4 for 9 months 2010, the strongest absolute year-on-year growth ever achieved;

•            Continued solid net new subscriber growth in residential segments thanks to our differentiating product and service positioning;

•            Net organic loss of basic cable TV subscribers stabilized for second consecutive quarter (Q3: -14,800);

•            Successfully closed debt exchange process pushed average maturity to just over 6 years;

•            Net Total Debt to EBITDA leverage ratio down to 2.8x as of September 30, 2010 from 3.1x as of December 31, 2009, despite the €2.23 per share shareholder disbursement paid in August 2010.

As of and for the nine months ended	Sept 2010	Sept 2009	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	967.0	881.9	10%
Operating Profit	268.1	232.7	15%
Net Profit	47.2	72.7	-35%

Basic Earnings Per Share	0.42	0.65	-35%
Diluted Earnings Per Share	0.42	0.65	-35%

Adjusted EBITDA (1)	505.6	461.1	10%
Adjusted EBITDA margin %	52.3%	52.3%

Accrued Capital Expenditures (2)	174.9	215.3	-19%
Accrued Capital Expenditures as % of revenue	18%	24%
Free Cash Flow (3)	207.0	148.0	40%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,288,200	2,363,100	-3%
Analog Cable TV	1,119,400	1,446,900	-23%
Digital Cable TV (Telenet Digital TV + INDI)	1,168,800	916,200	28%
Broadband internet	1,196,800	1,085,000	10%
Fixed telephony	794,800	714,900	11%
Mobile telephony	182,200	104,500	74%

Triple-play customers	697,300	627,100	11%
Services per customer relationship (4)	1.87	1.76	6%
ARPU per customer relationship (€ / month) (4) (5)	38.4	34.4	12%

(1)

Under IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 10.

(2)

Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(3)

Free cash flow is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows.

(4)	Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.
(5)

Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on October 28, 2010, at 4.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Press:	Marina De Moerlooze	Stefan Coenjaerts
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	VP Investor Relations, Corporate Finance & Development	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2009 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results of the first nine months of 2010 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, our ability to make value-accretive investments, and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2009 and the unaudited condensed consolidated interim financial information as of and for the period ended September 30, 2010 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on October 28, 2010 at 7.00am CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Looking back at the third quarter of 2010, I am pleased with our continued strong top line growth, our solid and improved Adjusted EBITDA margin despite our inroads into mobile, and growing Free Cash Flow, all being energized by the differentiating product and service positioning cable can offer to all our digital customers. As a result, we attracted 90,000 net new subscriptions to either broadband, fixed telephony or Telenet Digital TV in the third quarter of 2010 pushing the ARPU per customer relationship up by €4 year-on-year to €38.4 for the first nine months of 2010. This absolute increase of our customer ARPU is currently the highest ever achieved on an annual basis. A clear result of the continued trend of customers increasingly seeking to consolidate their digital services with a provider that can deliver a platform with the highest broadband speeds and an advanced interactive digital TV system, all this combined with the unrelenting focus on customer service. At the end of September 2010, 57% of our customer base subscribed to two or more products compared to 50% a year earlier illustrating the rapid progress we are making in converting our TV-only base to multiple-play. On the same basis, we still have plenty of headroom in upselling the remaining single-play customers to more digital products.

Zooming into our cable TV business, I am delighted to see that the net loss trend stabilized for the second consecutive quarter despite the continued intensely competitive environment. Meanwhile, the conversion of our analog subscriber base into digital remained on track with the number of digital TV subscribers having outgrown analog for the first time. As a digital TV subscriber tends to generate an ARPU which is roughly twice the level of the basic access ARPU, digital TV remains an important value driver. Broadband continued to perform well with 22,800 net new broadband subscribers in the quarter, of which 2,100 represented net new business subscribers which is the highest level in this competitive segment since 2006.

I am proud to share that we started operating our Full-MVNO platform since mid-October, which will provide us with increased operational and financial flexibility. Recently, we introduced our new Walk & Talk 45 tariff plan including 200MB of mobile data volume, which should appeal to the increasingly growing high-value and smartphone users. At the end of September 2010, we served 182,200 active post-paid mobile subscribers. Our net additions in Q3 2010 were affected by a lower degree of marketing spend ahead of our planned migration towards Full-MVNO and our deliberate focus on the higher value segments.

Year-to-date, we achieved revenue of €967 million, equivalent to 10% year-on-year growth of which 8% was organic. Our Adjusted EBITDA rose 10% year-on-year to €506 million, equivalent to a 52.3% margin. In the third quarter alone, our Adjusted EBITDA growth accelerated to 13%, improving the margin to 53.6% despite our inroads into mobile and our selective investments in new growth opportunities. Our net profit of €47 million was materially impacted by a €72 million loss on our derivatives following lower interest rates, without which we would have reported a net profit of €119 million.

In the first nine months of 2010, we generated Free Cash Flow of €207 million (+40% year-on-year), equivalent to 21% of revenue. The visible improvement in our Free Cash Flow can be attributed to solid Adjusted EBITDA growth, slightly offset by higher finance expenses and a nonrecurring cash outflow for derivatives in Q1 2010, and was supported  by a lower level of capex spend relative to last year. The latter resulted from lower set-top box rental capex and a time shift in the capex attributed to our earlier announced Pulsar project through which we will reduce the number of homes passed per optical node.

Having thus completed the first nine months of the year, we are confident that we will outperform our financial targets as defined at the beginning of the year. For the full year, we now target top line growth of “at least 8%”, putting us comfortably at the top end of the cable space. Given our stable year-to-date margin, our proven ability to control our cost levels and despite a typically lower margin in the year-end quarter, we now target an Adjusted EBITDA margin of “close to 51%” for the full year. As for capex, we still foresee a further ramp-up in Q4 2010, although our full year capex spending is now forecast to be “around 22% of revenue”. The combination of a better-than-anticipated margin and a somewhat lower-than-expected capex outlay should provide a further boost to our Free Cash Flow, which we now forecast to be “in excess of €225 million”. Our robust Free Cash Flow profile and the fact that the majority of our debt amortizations now occur in 2017 provide us with ample balance sheet flexibility.”

1              Operational highlights

1.1          Multiple-play

OVERVIEW & MULTIPLE-PLAY

In the first nine months of 2010, we recorded a net new customer intake of 305,500 for our core residential products of Telenet Digital TV, broadband internet and fixed telephony, of which 90,000 were added in Q3 2010. Whilst the third quarter started off with seasonally soft sales during the summer period, sales rebounded swiftly in September, prompted by our Back-to-school campaigns. As a result, we were unable to install every newly signed-up customer by quarter-end, which slightly dampened the overall level of net additions in Q3 2010. We aim to eliminate this order backlog in Q4 2010 when these customers will effectively be installed.

Q3 2010 saw a further stabilization in the rate of net organic attrition for our basic cable TV business, hence confirming the improvement seen in Q2 2010. The stable net loss rate of 14,800 in Q3 2010 was achieved despite the continued intensely competitive environment. Broadband internet and fixed telephony net additions in Q3 2010 grew at a slightly slower pace than in Q2 2010, attributable to typical seasonality on the one hand and the fact that we were unable to fully eliminate the install backlog by the end of September 2010. Mobile continued to perform well despite the fact that the level of net additions in Q3 2010 was affected by less marketing spend in the quarter ahead of our planned migration towards Full-MVNO and our deliberate focus on the higher value segments. Consequently, our mobile ARPU showed further encouraging trends as net new sales mainly occurred in the higher market segments and as the newly signed-up mobile customers have a superior ARPU profile relative to our legacy mobile customers under the Walk & Talk 0 tariff plan.

Our total RGUs grew 3% from 4,163,000 in Q3 2009 to 4,279,800 in Q3 2010, both excluding mobile telephony. The number of services per customer relationship continued to demonstrate a solid 6% growth to 1.87 services in Q3 2010 compared to 1.76 for the prior year period. The latter is directly attributable to the sustained growth in the number of customers subscribing to two or more products. At the end of September 2010, the proportion of multiple-play customers relative to our total customer base had reached 57%, of which 31% or 697,300 represented triple-play subscribers (+11% year-on-year).

As 43% of our customer base is still only taking one product from us, we continue to see sound growth opportunities from gradually upselling our remaining single-play customer base towards any of our attractive multiple-play propositions. At the same time, we will seek to convert the vast majority of our 1.1 million analog TV subscribers to the higher ARPU digital TV service.

ARPU PER CUSTOMER RELATIONSHIP

ARPU per customer relationship remains one of our key metrics as our commercial strategy continues to be geared towards net new multiple-play growth and the uptiering of our existing customer base towards multiple-play and digital television. For the first nine months of 2010, ARPU per unique customer amounted to €38.4, an increase of 12% compared to the first nine months of 2009 when we recorded ARPU per customer relationship of €34.4, excluding mobile in both periods. The absolute increase of €4 is the highest year-on-year growth we ever achieved. For the third quarter of 2010 specifically, ARPU per customer relationship arrived at €39.0 compared to €35.3 in the prior year period (+10% year-on-year).

While individual product ARPUs continue to contract — albeit at a much slower pace than prior year — because of a growing proportion of bundle and other discounts, we have succeeded in growing the overall spending level per unique customer. This ARPU uplift is a direct consequence of a growing proportion of newly acquired customers opting for a multiple-play bundle, the continued uptiering of our customer base to multiple-play and finally the sustained migration from analog to the higher ARPU digital TV service.

1.2          Broadband internet

In the first nine months of 2010, we attracted 81,000 net new broadband subscribers, of which 22,800 were added in Q3 2010. We attribute the robust growth in our broadband subscriber base to our unique competitive positioning centered on product and speed leadership over competing technologies, our key focus on customer service and care and our attractive pricing schemes. Worthwhile highlighting is our successful performance in the business segment, where our product leadership, guaranteed quality of service and dedicated sales and care channels helped to attract 2,100 net new business broadband customers in Q3 2010, which is the best performance in this competitive segment since the first quarter of 2006. Annualized churn saw a sequential quarter-on-quarter increase in Q3 2010. However, annualized churn rose only modestly compared to the prior year period, from 7.4% in Q3 2009 to 7.8% in Q3 2010.

At the end of September 2010, we served 1,196,800 broadband internet subscribers, a 10% increase compared to the prior year period. Broadband penetration, expressed as a percentage of homes passed, continued to grow from 38.9% at Q3 2009 quarter end to 42.6% at Q3 2010 quarter end.

In the first half of the year, we twice increased the data volume and product specifications of our existing broadband products without increasing prices. Mid-February, we also announced the launch of our next-generation broadband products based on the EuroDocsis 3.0 technology. Through FiberNet, offering download speeds of up to 100 Mbps across our entire network, we have reconfirmed our status as fastest internet provider in our footprint. We are pleased with the spontaneous customer uptake so far, which was achieved without incremental marketing spend.

1.3          Telephony

FIXED TELEPHONY

In the first nine months of 2010, we realized 53,800 net additions for our fixed telephony product, out of which Q3 2010 accounted for 14,900. Compared to the prior year period, the number of fixed telephony subscribers rose 11% to 794,800 at the end of September 2010. Fixed line penetration in our service footprint, expressed as a percentage of homes passed, continued to expand from 25.6% at Q3 2009 quarter end to 28.3% at Q3 2010 quarter end. The vast majority of new customers sign up for our flat-fee rate plan FreePhone Europe through one of our multiple-play bundles, providing off-peak communications to other landlines in Belgium and Europe free of charge. Annualized churn rose marginally in Q3 2010 to 6.9% compared to 6.4% in the prior year period, but matches the churn levels seen earlier in Q4 2009 and Q1 2010.

MOBILE TELEPHONY

At the end of September 2010, we served 182,200 active mobile customers, which are all post-paid subscribers. Year-to-date, we have added 52,500 net new mobile subscribers, of which 12,600 were added in Q3 2010. Our level of net additions in Q3 2010 was affected by less marketing spend ahead of our planned migration towards Full-MVNO (effective since mid-October) and our deliberate focus on the higher value segments. Consequently, our newly added mobile subscribers are increasingly subscribing to our mid- and high-end rate plans and thus generate a superior ARPU compared to our legacy mobile subscribers. In order to accommodate this growing demand, we recently launched our new “Walk & Talk 45” tariff plan which targets the higher-end of the mobile market, and heavy smartphone users in particular.

1.4          Television

1.4.1       Digital & Premium Television

At the end of Q3 2010, 1,168,800 of our cable television subscribers had switched to digital television, providing them with a wider variety of channels including a bouquet of HD channels, improved image and sound quality and access to our payTV platform and video-on-demand library. The vast majority of our digital television subscribers (1,108,600, +29% year-on-year) opted for our interactive Telenet Digital TV platform with the remainder accessing our digital channels through an INDI set-top box. In the first nine months of the year, we added 170,700 net new subscribers to our Telenet Digital TV platform, of which 52,300 were added in Q3 2010.

Our digitalization ratio, being defined as the total number of digital television subscribers (both Telenet Digital TV and INDI) relative to the total number of cable television subscribers in our footprint, continued to improve, having reached 51% at the end of September 2010 compared to 39% a year earlier and 49% at the end of Q2 2010. Hence, for the first time since the launch of digital TV in 2005 the number of digital television subscribers has outgrown the total number of analog television subscribers.

1.4.2       Basic Cable Television

Subscribers to both our analog and digital television services totaled 2,288,200 at the end of September 2010. This implies a net organic loss of 54,200 basic cable television subscribers in the first nine months of the year. This organic loss excludes migrations to our digital television platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint and the limited expansion of the number of homes passed we believe that the number of basic cable television subscribers will continue to show a decreasing trend.

Relative to Q2 2010, the rate of natural attrition for our basic cable television service remained stable at 14,800 despite continued competition in the residential market from alternative platforms. We believe this to be a solid performance, reflecting cable’s attractiveness as a relatively cheap, plug-and-play service with the ability to connect up to four television sets without impeding the performance of other media and telecommunications services in the home.

2              Financial highlights

2.1          Revenue

In the first nine months of 2010, we generated revenue of €967.0 million, an increase of 10% compared to the prior year period, which produced revenue of €881.9 million. Excluding the acquisitions of BelCompany (fully consolidated since June 30, 2009) and C-CURE (fully consolidated since May 31, 2010), our revenue growth amounted to 8%. The sound progress in our organic revenue was driven by sustained growth in our subscriber base for our core residential products of digital TV, broadband internet and fixed telephony, a growing contribution from our mobile activities and a higher overall ARPU per customer relationship resulting from customers increasingly subscribing to two or more products and a higher penetration of digital TV across our customer base.

In the third quarter of 2010, we achieved revenue of €328.4 million compared to €304.5 million a year earlier (+8% year-on-year). On an organic basis, i.e. excluding the contribution of our recently acquired managed security business C-CURE, our revenue growth rate in the third quarter was 7%.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic cable television subscription fee paid by both our analog and digital (Telenet Digital TV and INDI) subscribers, remains an important contributor to our revenue and represents a steady source of cash flow. Basic cable television revenue for the first nine months of 2010 represented €244.8 million, up 2% compared to the prior year period. A higher net loss of analog cable subscribers relative to the corresponding prior year period was offset by an increase of approximately 6% in the basic cable subscription fee which had a deferred benefit on our revenue until February 2010. In Q3 2010, our basic cable television revenue amounted to €82.1 million, an increase of 2% compared to the prior year period, and was positively influenced by nonrecurring revenue related to billing adjustments.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital television subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on our platform.

Digital television customers continue to generate an ARPU which is approximately twice as high as the basic cable television ARPU, through the use of on-demand content, the uptake of our thematic and premium channel packages, payTV as well as recurring rental fees. Our premium cable television revenue for the first nine months of 2010 totaled €110.0 million compared to €82.5 million for the prior year period (+33% year-on-year). In Q3 2010, our premium cable television revenue rose 30% to €38.2 million from €29.4 million a year earlier.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to the sale of set-top boxes, revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites. Furthermore, this revenue line also includes the contribution from the multi-brand mobile telephony distribution channel BelCompany, which we acquired on June 30, 2009.

Distributors/Other revenue amounted to €42.3 million in the first nine months of 2010, representing a solid increase of 11% compared to the prior year period. The majority of this growth was inorganic and directly related to the acquisition of BelCompany as of June 30, 2009. Year-to-date, BelCompany generated revenue of €16.3 million (Q3 2010: €5.5 million). The sale of set-top boxes and other customer premise equipment yielded revenue of €3.5 million in the first nine months of 2010 (Q3 2010: €1.1 million) compared to €4.4 million a year earlier (Q3 2009: €1.0 million).

This decrease is predominantly attributable to the marked shift to set-top box rentals, which generates recurring revenue in the form of a monthly rental fee, as opposed to the one-time low-margin revenue from set-top box sales.

Compared to Q3 2009, Distributors/Other revenue dropped 23% to €13.9 million in Q3 2010. This decline is solely attributable to a lower contribution from BelCompany, which generated external revenue of €5.5 million in Q3 2010 compared to €9.0 million for the prior year period. As from the beginning of this year, we realize a growing proportion of our mobile sales through our BelCompany shops, which is the result of our deliberate strategy to increasingly rely upon BelCompany’s expertise, brand and footfall. As a result, BelCompany receives lower sales commissions from third-party network operators which we recognize as external revenue, while the Telenet mobile sales are reflected in the “Residential telephony” revenue line. As a result, BelCompany’s external revenue in Q4 2010 is also forecast to be lower than the prior year period’s revenue contribution of €7.9 million.

RESIDENTIAL BROADBAND INTERNET

Revenue generated by our nearly 1.2 million broadband subscribers grew 7% from €298.7 million in the first nine months of 2009 to €321.0 million in the first nine months of 2010. In Q3 2010, our residential broadband internet revenue increased at a similar pace to €107.9 million.

We attribute this solid performance to the sustained growth in our broadband subscriber base, partially offset by a growing proportion of bundle discounts as a result of a higher concentration of sales in bundles and a growing representation of lower-tier customers in the overall mix of net additions resulting from a growing broadband penetration. In the first half of 2010, we twice upgraded the data volume and product specs of our internet products, while also launching our FiberNet 50 and 100 next generation broadband products based on the EuroDocsis 3.0 technology. Enabling speeds of up to 100 Mbps across our entire footprint, we believe FiberNet will further drive growth in our business.

RESIDENTIAL TELEPHONY

Residential telephony, which includes both our fixed and mobile telephony businesses, reported revenue of €188.6 million for the first nine months of 2010, representing a solid 14% increase compared to the €165.1 million we reported in the prior year period. As for the third quarter of 2010, our residential telephony revenue amounted to €65.4 million. At an increase of 17% compared to the prior year’s Q3, the growing importance of mobile clearly accelerated top line growth for this segment.

The vast majority of this revenue growth was driven by our mobile telephony business following sustained growth in the number of net new subscribers and further improvement in our mobile ARPU as the newly acquired customers on our segmented tariff plans generate a superior ARPU relative to the legacy base. Our fixed telephony revenue also showed steady growth as a higher number of RGUs was only partially offset by a further decline in the individual fixed telephony ARPU given the higher proportion of customers on flat-fee rate plans and a sustained high concentration of bundle sales.

BUSINESS SERVICES

Telenet Solutions, our business services division, contributed €60.3 million to our overall revenue in the first nine months of 2010 compared to €57.6 million in the prior year period (+5% year-on-year). In Q3 2010, our business services division achieved 8% top line growth from €19.3 million in Q3 2009 to €20.9 million, despite €0.7 million of higher nonrecurring install revenue in the prior year quarter. Growth in the quarter was supported by the acquisition of C-CURE, the Mechelen-based managed security specialist which we acquired on May 31, 2010, as well as continued demand for our data and fiber solutions.

We believe the gradual roll-out and availability of EuroDocsis 3.0 with integrated services and features across our entire footprint will herald future growth for both select, smaller sized B2B segments and larger B2B accounts given the superior speeds and specifications and an improved quality of service over competing technologies. At the same time, we are finalizing the next integration phase of the acquired hosting services company, Hostbasket. In combination with C-CURE, our business segment will be able to offer now a single user experience not only for connectivity solutions but also for a whole range of additional value-added services.

2.2          Expenses

Total operating expenses were €698.9 million for the first nine months of 2010, up 8% compared to the prior year period. The bulk of our expense growth in the period continued to be driven by the underlying growth in our subscriber base, a further increase in the total number of services and selective mobile investments, whereas the acquisitions of BelCompany and C-CURE also impacted our expense growth. Nonetheless, our total operating expenses grew at a slower pace than our reported top line which grew 10% over the comparable period. On an organic basis, our expense growth for the first nine months of 2010 equaled 5% relative to 8% organic top line growth. Apart from continued strict control of our overhead expenses, we have succeeded in increasing our operational efficiency and we will further strive for operational excellence throughout our sales, customer care and repair divisions.

In Q3 2010, total operating expenses of €231.1 million grew only modestly by 1% compared to the prior year period. Lower advertising, sales and marketing spend relative to the prior year period, alongside a lower degree of amortizations for sport broadcasting rights and share based compensation, helped to offset further growth in our network, operating and service costs, which are directly correlated with the underlying growth of our total services. On an organic basis, our operating expenses grew a mere 1% relative to the 7% top line growth that we achieved in Q3 2010.

•                  Employee benefits amounted to €98.6 million for the first nine months of 2010, an increase of 10% compared to the prior year period. The increase in our staffing expenses is primarily attributable to the 5% growth in the total number of employees compared to the prior year period, reaching 1,945 full-time equivalents at the end of September 2010. Our deliberate strategy to further increase the proportion of insourced call centers and the acquisitions of BelCompany and C-CURE were the main factors behind the 5% increase in the number of employees. As for Q3 2010, employee benefits were broadly flat compared to the prior year period at €32.4 million.

•                  Depreciation and amortization totaled €233.9 million for the first nine months of 2010 (Q3 2010: €77.9 million) compared to €223.0 million in the prior year period (+5% year-on-year). This increase reflects the impact of capital expenditures that was only partially offset by the impact of certain assets becoming fully depreciated.

•                  Network operating and service costs reached €280.2 million for the first nine months of 2010 (Q3 2010: €94.7 million) compared to €252.8 million for the prior year period. The 11% year-on-year increase reflects the BelCompany acquisition, as well as the purchase costs of our mobile handsets which we only started offering as from Q4 2009. Furthermore, we saw an increase in direct expenses such as call centre costs, content costs and interconnect termination fees, which are all directly correlated to the continued strong growth in our subscriber base.

•                  Advertising, sales and marketing expenses of €46.3 million for the first nine months of 2010 were only 3% higher than in the comparable period last year when we were still benefiting from pent-up demand for our core residential products resulting from the Interkabel Acquisition. A decline in sales commissions following a lower level of net new subscriber additions compared to an exceptionally strong period last year was offset by the inclusion of BelCompany and the overall impact of our new mobile-focused marketing campaigns. As for Q3 2010, advertising, sales and marketing expenses declined 8% year-on-year to €14.2 million, mainly because of a time shift in our campaigns relative to last year.

•                  Other costs, including operating charges (credits) related to acquisitions or divestitures, rose 8% compared to the prior year period to €36.3 million for the first nine months of 2010 (Q3 2010: €11.1 million). This particular cost line predominantly reflects business-supporting corporate advisory and legal fees.

As a percentage of revenue, our total operating expenses (including depreciation and amortization) for the first nine months of 2010 improved by just over one full percentage point compared to the prior year period to 72%, despite the acquisition of BelCompany and the introduction of subsidized mobile handsets. Within the expense mix, the most noticeable improvement came from the costs of services provided, whilst selling, general and administrative expenses remained broadly flat.

In Q3 2010, the proportion of total operating expenses (including depreciation and amortization) relative to our revenue contracted by nearly 500 basis points compared to the prior year period to 70%, mainly driven by a lower proportion of costs of services provided relative to our total revenue.

2.3          Adjusted EBITDA and operating profit

During the first three quarters of 2010, we generated €505.6 million of Adjusted EBITDA compared to €461.1 million in the prior year period, representing a solid 10% increase. Despite our selective investments in new growth domains, the dilutive margin impact from the recently acquired businesses of BelCompany and C-CURE and our elevated inroads into mobile, we were able to keep our Adjusted EBITDA margin flat at 52.3%. This shows that we continue to deliver on our promise of maintaining a sound financial profile and Adjusted EBITDA margin despite selective investments. The strong growth in our Adjusted EBITDA is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple-play and overall disciplined cost control. These ongoing efficiency gains more than compensated for our elevated inroads into mobile.

In Q3 2010, we achieved Adjusted EBITDA of €176.0 million, up 13% compared to the prior year period. The underlying Adjusted EBITDA margin improved visibly from 51.1% in Q3 2009 to 53.6% in Q3 2010. Given the fact that we have been fully consolidating BelCompany for twelve months now, it is no longer causing a dilutive effect on our overall margin. At the same time, we continue to closely monitor our cost levels while continuously seeking to further optimize our sales, care and install processes.

Exhibit 1: Reconciliation between Adjusted EBITDA and profit attributable to equity holders (unaudited)

	For the three months ended			For the nine months ended
	September 30,			September 30
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Adjusted EBITDA	176.0	155.7	13%	505.6	461.1	10%
Adjusted EBITDA margin	53.6%	51.1%		52.3%	52.3%

Share based compensation	(0.8)	(2.7)	-70%	(3.6)	(3.8)	-5%
Operating credits (charges) related to acquisitions or divestitures	0.0	(0.9)	n/a	0.0	(1.5)	n/a

EBITDA	175.2	152.2	15%	502.0	455.8	10%

Depreciation, amortization and impairment	(77.9)	(75.3)	3%	(233.9)	(223.0)	5%

Operating profit	97.3	76.8	27%	268.1	232.7	15%

Net Finance expense	(48.1)	(39.3)	22%	(178.1)	(120.0)	48%
Share of the loss of equity accounted investees	(0.2)	(0.2)	n/a	(0.4)	(0.5)	-20%
Income tax expense	(23.6)	(12.3)	92%	(42.4)	(39.6)	7%

Total comprehensive income for the period, attributable to owners of the Company	25.4	25.0	2%	47.2	72.7	-35%

The combination of solid double-digit Adjusted EBITDA growth, slightly offset by higher depreciation and amortization charges, led to an operating profit of €268.1 million for the first nine months of 2010 (+15% year-on-year). The 13% year-on-year increase in our Adjusted EBITDA in Q3 2010, coupled with a decline in share based compensation expenses, drove 27% growth in our operating profit compared to the prior year period to €97.3 million.

2.4          Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €178.1 million for the first nine months of 2010 compared to €120.0 million for the prior year period. While interest expenses on the Term Loans under our Senior Credit Facility remained fairly stable compared to the first nine months of 2009, this increase primarily reflects a higher negative impact from changes in the fair value of our interest rate hedges and the upfront premiums related to the restructuring of some of our derivative instruments in Q1 2010, through which we improved the hedged interest levels and extended the maturity dates of our hedges, which are generally consistent with the maturity dates of our Senior Credit Facility. For Q3 2010, net finance expenses amounted to €48.1 million, up from €39.3 million in Q3 2009, incorporating a net loss of €11.6 million on our derivative financial instruments in Q3 2010 versus a loss of €4.4 million in the prior year.

Interest income and foreign exchange gain

Interest income and foreign exchange gain for the first nine months of 2010 totaled €1.3 million, slightly up compared to the €0.9 million we recorded in last year’s period, primarily reflecting an increase in foreign exchange gains. During the third quarter of 2010, our interest income and foreign exchange gain represented €0.8 million.

Interest expenses and foreign exchange loss

Our net interest expense and foreign exchange loss for the first nine months of 2010 totaled €107.7 million (Q3 2010: €37.3 million), which compares to €102.4 million for the prior year period (Q3 2009: €35.3 million). Behind this broadly flat evolution, we incurred a further decrease in the EURIBOR interest rate, which sets the basis for our total interest expenses carried on our Senior Credit Facility, offset by a higher interest margin as a result of the maturity extension process executed in August 2009.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During the first nine months of 2010, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend our maturities as described above. At September 30, 2010, our derivative instruments comprised a combination of interest rate swaps, caps and collars that provide for an average pay interest rate under our swaps of 3.9%, an average cap interest rate under our caps of 3.8%, an average floor interest rate under our collars of 1.1%, and an average cap interest rate under our collars of 4.1%.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first nine months of 2010, the change in fair value of our interest rate derivatives yielded a loss of €71.7 million versus a loss of €18.5 million in the prior year period. In Q3 2010, these changes in fair value represented a loss of €11.6 million versus a loss of €4.4 million in Q3 2009. To the extent the underlying EURIBOR rates rise (fall), we expect the mark-to-market valuation of these instruments to increase (decrease) and to have a positive (negative) impact on our net result.

INCOME TAXES

For the first nine months of 2010, we recorded an income tax expense of €42.4 million, compared to €39.6 million for the prior year period. This evolution reflects the increasing profitability of the operational entity. The liquidation gain of Telenet Communications realized by Telenet Group Holding at the end of Q2 2010 was offset by previously unrecognized net operating losses. For Q3 2010, income tax expenses were €23.6 million, compared to €12.3 million a year ago.

Since Belgium does not apply tax consolidation rules, future tax expenses or benefits within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV.

NET INCOME

We recorded a net profit of €47.2 million for the first nine months of 2010, including a loss on our interest rate derivatives of €71.7 million, without which we would have recorded a net profit of €118.9 million. In the prior year period, we reported a net profit of €72.7 million, including a €18.5 million loss on our interest rate derivatives, without which we would have recorded a net profit of €91.2 million. Excluding these losses on our interest rate hedges in both years, we experienced an increase in net income, due primarily to our underlying operating improvements. For the third quarter of 2010, our net profit amounted to €25.4 million or €37.0 million when excluding the loss on our derivatives, compared to a net profit of €25.0 million in the prior year period or €29.4 million when excluding the loss on our interest rate derivatives.

2.5          Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 8% to €379.9 million for the first nine months of 2010 compared to €351.1 million in the prior year period. The 2010 amount included €9.2 million of nonrecurring upfront premiums for the optimization of our hedges in Q1 2010, partially offsetting the solid underlying growth in our Adjusted EBITDA. Isolating Q3 2010, we had net cash provided by operating activities of €135.1 million, up 23% from last year’s third quarter.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €175.1 million for the first nine months of 2010, including €2.3 million cash paid for the May 31, 2010 acquisition of C-CURE, a local internet security specialist. In the prior year, net cash used in investing activities was 19% higher, as the first nine months of 2009 were exceptionally boosted by the pent-up demand for rental set-top boxes following the Interkabel Acquisition, which were recorded in capital expenditures. For Q3 2010, net cash used in investing activities was flat year-on-year at €59.5 million. Please refer to Section 2.6 — Capital Expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

In the first nine months of 2010, we continued to grow our Free Cash Flow by 40% to €207.0 million from €148.0 million in the prior year period, representing 21% of revenue. This reflects an improvement of 4 percentage points compared to the first nine months of 2009, despite the nonrecurring upfront hedging premiums of €9.2 million in Q1 2010. During the third quarter of 2010 alone, we improved our Free Cash Flow by 36% to €75.6 million from €55.5 million in the prior year period as a result of a strong improvement in our Adjusted EBITDA.

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

Net cash used in financing activities amounted to €133.3 million for the first nine months of 2010, compared to net cash used in financing activities of €77.3 million for the prior year period. The cash movement in 2010 reflects the disbursement to shareholders of €249.7 million on August 2, 2010, partially offset by the drawdown of the Term Loan Facilities B2A and E2 under our Senior Credit Facility for an aggregate of €135.0 million on June 28, 2010. Net cash used in financing activities during the first nine months of 2010 also reflected various lease repayments and the €18.3 million scheduled repayment of the Telenet Partner Network capital lease associated with the Interkabel Acquisition. For Q3 2010, net cash used in financing activities amounted to €257.1 million, primarily reflecting the shareholder disbursement.

As of September 30, 2010, we held €217.2 million of cash and cash equivalents, compared to €145.7 million as of December 31, 2009. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of September 30, 2010, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt leverage ratio(1) of 2.8x EBITDA, down from 3.1x EBITDA at December 31, 2009. Taking into account the shareholder disbursement in August 2010, this clearly demonstrates the rapid deleverage capacity of the company. Our current leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. Including our capital leases and other debt, our net total debt leverage ratio is equivalent to 3.3x EBITDA.

Under the Senior Credit Facility, we have access to the additional committed Revolving Facility of €175.0 million, subject to compliance with the above covenants, with availability up to and including June 30, 2014. On October 4, we

(1)  Calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters’ annualized EBITDA.

successfully finalized our voluntary exchange process for certain Term Loans under the €2,300 million Senior Credit Facility, which resulted in the extension of the average maturity of our term debt to just over 6 years. The majority of our Term Loans (68%) will now expire in July 2017. This leverage-neutral transaction will further improve stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business.

2.6          Capital expenditures

Accrued capital expenditures were €174.9 million for the first nine months of 2010, representing 18% of revenue, and were significantly down versus €215.3 million recorded in the first nine months of 2009. This decline is predominantly attributable to our set-top box expenditures which came down to €34.5 million in the first nine months of 2010 from €76.3 million in first nine months of 2009. The prior year period was particularly affected by strong pent-up demand for Telenet Digital TV following the Interkabel Acquisition.

In addition to the rental set-top boxes, 21% of our total accrued capital expenditures during the first nine months of 2010 were related to customer installations and in-home equipment and 30% to network growth and expansions, including various investments in our network upgrade projects and other investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 71% of our accrued capital expenditures during the first nine months of 2010 were scalable and growth or subscriber related. The remainder represents refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems.

The relative weighting of each of our capital expenditure types was very similar for Q3 2010, in which we incurred expenditures of €67.1 million, versus €63.5 million a year ago. The increase in the third quarter of 2010 reflects the start of the actual implementation of our network upgrade project “Digital Wave 2015”, under which we will split our optical nodes amongst other significant core network infrastructure and technology improvements.

For the fourth quarter, we expect expenditures for this upgrade project to accelerate. Hence, the level of accrued capital expenditures compared to the previous quarters of 2010 is expected to increase. In addition, we foresee additional network investments associated with the uptake of our new FiberNet broadband products, however all of these within the boundaries of our revised full year 2010 outlook.

3              Outlook and other information

3.1          Outlook for the year 2010

Having thus completed the first nine months of 2010 and taking our solid operational and financial year-to-date performance into account, we are confident that we will outperform our financial targets as presented in February this year. We are particularly pleased with the resilience of our overall Adjusted EBITDA margin despite the lower margin contributions of the acquired businesses of BelCompany and C-CURE and our carefully weighted push into the mobile market. Together with a slightly lower level of capital expenditures for the full year, this translates into a robust Free Cash Flow performance, which we increasingly consider to be one of our key financial metrics.

For the full year 2010, we now target top line growth of “at least 8%” versus “around 8%” initially, putting us comfortably at the top end of the international cable industry. The majority of our revenue growth is organic and continues to be driven by an increasing number of multiple-play subscribers, the sustained migration from analog to the higher ARPU generating digital TV service, a solid performance of our business services division and a growing contribution from our mobile activities.

In the first nine months of 2010, we were able to keep our Adjusted EBITDA margin flat at 52.3% despite our selective investments in new growth domains and our elevated inroads into mobile. This reflects a further increase in the underlying profitability of our fixed business, where various processes and platform improvements have enabled us to maintain a tight control on our expense level. Consequently, we believe our Adjusted EBITDA margin should come in “close to 51%” for the full year 2010 versus “close to 50%” initially. This revised margin outlook reflects a typically lower Adjusted EBITDA margin in the year-end quarter given seasonally increased spending levels.

Year-to-date, our total capital expenditures totaled €174.9 million, representing 18% of our revenue. As mentioned, we believe our capex spending levels will further ramp up in the year-end quarter given the further acceleration in the actual roll-out of our node-splitting project. Nonetheless, our total capital expenditures will not fully match our initial assumption of “around 23% of revenue”. For the full year 2010, we now target a somewhat lower spending level, equivalent to “around 22% of revenue”. This revised outlook excludes any 2010 accrued capital expenditures related to the acquired license for Digital Terrestrial Television (DTT) in February 2010.

The combination of a better-than-anticipated Adjusted EBITDA performance, slightly offset by higher finance expenses as of Q4 2010 as a result of the latest debt extension, and a lower-than-expected capex outlay is providing a further boost to our Free Cash Flow. The latter is now forecast “in excess of €225 million” for the full year 2010 versus “in excess of €200 million” initially. We believe our robust Free Cash Flow profile and the fact that the majority of our debt amortizations are now scheduled to occur in 2017 will provide ample balance sheet flexibility to our business. The latter can be tapped into for future value-accretive investments and/or attractive shareholder disbursements.

Exhibit 2: Outlook FY 2010

	Initial outlook FY 2010 (Feb 2010)	Revised outlook FY 2010 (Oct 2010)
Revenue growth	Around 8%	At least 8%
Adjusted EBITDA margin	Close to 50%	Close to 51%
Capital expenditures(1)	Around 23% of revenue	Around 22% of revenue
Free Cash Flow	In excess of €200 million	In excess of €225 million

(1) Accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes. Excludes any accrued capital expenditures related to DTT license.

3.2          Subsequent events

•              Telenet successfully finalized debt exchange process of existing term loans

On October 4, 2010, Telenet entered into seven new additional facilities in connection with its voluntary exchange process for certain term loans under its €2,300 million Senior Credit Facility. Existing lenders in term loan facilities A, B, C, D, E and F had the opportunity to exchange their existing participations and commitments with participations and commitments in a new term loan facilities G, H, I, J, K and L under the Senior Credit Facility. The exchange process resulted in improved economics and the extension of the average maturity of its term debt to just over 6 years. The majority of the term loan facilities (68%) will now expire in July 2017. This leverage-neutral transaction will further improve stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business.

3.3          Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the nine month period ended September 30, 2010.

4              Telenet Group Holding NV — Consolidated operating statistics

As of and for the three months ended	Sept 2010	Sept 2009	Change %

Total Services

Homes passed - Combined Network	2,812,600	2,787,600	1%

Television
Analog Cable TV
Analog Cable TV	1,119,400	1,440,500	-22%
PayTV on Telenet Partner Network	—	6,400	n/a
Total Analog Cable TV	1,119,400	1,446,900	-23%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,108,600	856,900	29%
Digital Cable TV (INDI)	60,200	59,300	2%
Total Digital Cable TV	1,168,800	916,200	28%

Total Cable TV	2,288,200	2,363,100	-3%

Internet
Residential Broadband Internet	1,160,000	1,052,100	10%
Business Broadband Internet	36,800	32,900	12%
Total Broadband Internet	1,196,800	1,085,000	10%

Telephony
Residential Telephony	782,200	703,600	11%
Business Telephony	12,600	11,300	12%
Total Telephony	794,800	714,900	11%

Mobile telephony (active customers)	182,200	104,500	74%

Total Services (excl. Mobile)	4,279,800	4,163,000	3%

Churn

Basic cable television	8.6%	6.5%
Broadband internet	7.8%	7.4%
Telephony	6.9%	6.4%

Customer relationship information - Combined Network

Triple-play customers	697,300	627,100	11%
Total customer relationships	2,288,200	2,363,100	-3%
Services per customer relationship	1.87	1.76	6%
ARPU per customer relationship (in € / month)	39.0	35.3	10%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed

consolidated interim financial statements

5.1                               EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended September 30,			For the nine months ended September 30
(€ in millions, except shares and per share amounts)	2010	2009	Change %	2010	2009	Change %

Revenue

Basic cable television	82.1	80.5	2%	244.8	240.0	2%
Premium cable television	38.2	29.4	30%	110.0	82.5	33%
Distributors / other	13.9	18.1	-23%	42.3	38.0	11%
Residential broadband internet	107.9	101.2	7%	321.0	298.7	7%
Residential telephony	65.4	56.0	17%	188.6	165.1	14%
Business services	20.9	19.3	8%	60.3	57.6	5%

Total Revenue	328.4	304.5	8%	967.0	881.9	10%

Expenses

Cost of services provided	(182.3)	(179.4)	2%	(545.4)	(505.5)	8%

Gross Profit	146.1	125.2	17%	421.6	376.4	12%
Selling, general & administrative expenses	(48.8)	(48.3)	1%	(153.5)	(143.6)	7%

Operating profit	97.3	76.8	27%	268.1	232.7	15%

Finance income	0.8	0.3	167%	1.3	0.9	44%
Net interest income and foreign exchange gain	0.8	0.3	167%	1.3	0.9	44%
Net gain on derivative financial instruments	—	—	n/a	—	—	n/a
Finance expenses	(48.9)	(39.6)	23%	(179.4)	(120.9)	48%
Net interest expense and foreign exchange loss	(37.3)	(35.3)	6%	(107.7)	(102.4)	5%
Net loss on derivative financial instruments	(11.6)	(4.4)	164%	(71.7)	(18.5)	288%
Net Finance expense	(48.1)	(39.3)	22%	(178.1)	(120.0)	48%
Share of the loss of equity accounted investees	(0.2)	(0.2)	n/a	(0.4)	(0.5)	-20%

Profit before income tax	49.0	37.3	31%	89.6	112.3	-20%
Income tax expense	(23.6)	(12.3)	92%	(42.4)	(39.6)	7%

Profit for the period	25.4	25.0	2%	47.2	72.7	-35%

Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	25.4	25.0	2%	47.2	72.7	-35%

Weighted average shares outstanding	112,079,774	111,712,355		112,024,445	111,202,512
Basic earnings per share	0.23	0.22		0.42	0.65
Diluted earnings per share	0.22	0.22		0.42	0.65

Expenses by Nature

Employee benefits	32.4	32.6	-1%	98.6	89.4	10%
Share based compensation	0.8	2.7	-70%	3.6	3.8	-5%
Depreciation	62.6	59.4	5%	185.0	177.0	5%
Amortization	14.7	14.2	4%	44.3	39.8	11%
Amortization of broadcasting rights	0.6	1.7	-65%	4.6	6.2	-26%
Network operating and service costs	94.7	90.1	5%	280.2	252.8	11%
Advertising, sales and marketing	14.2	15.4	-8%	46.3	45.0	3%
Other costs	11.1	10.6	5%	36.3	33.7	8%
Operating charges (credits) related to acquisitions or divestitures	(0.0)	0.9	n/a	(0.0)	1.5	n/a

Total Expenses	231.1	227.7	1%	698.9	649.2	8%

5.2          EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended			For the nine months ended
	September 30,			September 30
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Cash flows provided by operating activities
Profit for the period	25.4	25.0	2%	47.2	72.7	-35%
Depreciation, amortization and impairment	77.9	75.3	3%	233.9	223.0	5%
Working capital changes and other non cash items	(4.4)	(8.2)	-46%	(15.1)	(17.9)	-16%
Income tax expense	23.6	12.0	97%	42.8	39.3	9%
Net interest expense and foreign exchange loss	36.5	35.0	4%	106.4	101.4	5%
Net loss on derivative financial instruments	11.6	4.4	164%	71.7	18.5	288%
Cash interest expenses and cash derivatives	(35.5)	(33.3)	7%	(107.0)	(86.0)	24%

Net cash provided by operating activities	135.1	110.2	23%	379.9	351.1	8%

Cash flows provided by investing activities
Purchases of property and equipment	(47.0)	(44.7)	5%	(136.8)	(174.8)	-22%
Purchases of intangibles	(12.5)	(10.0)	25%	(36.1)	(28.3)	28%
Acquisitions of subsidiaries and affiliates, net of cash acquired	—	(5.4)	n/a	(2.3)	(6.0)	-62%
Proceeds from sale of property and equipment and other intangibles	—	—	n/a	0.1	0.1	n/a

Net cash used in investing activities	(59.5)	(60.2)	-1%	(175.1)	(209.0)	-16%

Cash flows provided by financing activities
Net debt redemptions	—	—	n/a	135.0	5.0	n/a
Payment of shareholder disbursement	(249.7)	(55.8)	347%	(249.7)	(55.8)	347%
Other financing activities (incl. finance leases)	(7.4)	(18.0)	-59%	(18.6)	(26.5)	-30%

Net cash provided by (used in) financing activities	(257.1)	(73.8)	248%	(133.3)	(77.3)	72%

Net increase in cash and cash equivalents
Cash at beginning of period	398.7	154.2	159%	145.7	65.6	122%
Cash at end of period	217.2	130.5	66%	217.2	130.5	66%

Net cash generated (used)	(181.5)	(23.7)	666%	71.5	64.8	10%

Free Cash Flow
Net cash provided by operating activities	135.1	110.2	23%	379.9	351.1	8%
Purchases of property and equipment	(47.0)	(44.7)	5%	(136.8)	(174.8)	-22%
Purchases of intangibles	(12.5)	(10.0)	25%	(36.1)	(28.3)	28%
Free Cash Flow	75.6	55.5	36%	207.0	148.0	40%

5.3          EU GAAP Condensed consolidated interim statement of financial position (unaudited)

	Sept 30,	Dec 31,
(€ in millions)	2010	2009	Change

ASSETS
Non-current Assets:
Property and equipment	1,273.3	1,315.0	(41.7)
Goodwill	1,242.5	1,240.4	2.1
Other intangible assets	288.5	308.6	(20.1)
Deferred tax assets	32.6	116.4	(83.8)
Derivative financial instruments	1.2	9.1	(7.9)
Investments in equity accounted investees	0.2	0.3	(0.1)
Other assets	5.0	5.6	(0.6)
Total non-current assets	2,843.3	2,995.3	(152.0)

Current Assets:
Inventories	8.4	11.3	(2.9)
Trade receivables	78.9	73.3	5.6
Derivative financial instruments	0.1	0.3	(0.2)
Other current assets	61.7	47.3	14.4
Cash and cash equivalents	217.2	145.7	71.5
Total current assets	366.3	277.9	88.4

TOTAL ASSETS	3,209.6	3,273.2	(63.6)

EQUITY AND LIABILITIES
Equity:
Share capital	794.9	1,041.8	(246.9)
Share premium and other reserves	906.9	902.6	4.3
Retained loss	(1,537.2)	(1,584.4)	47.2
Total equity	164.6	360.1	(195.5)

Non-current Liabilities:
Loans and borrowings	2,428.0	2,291.5	136.5
Derivative financial instruments	68.3	18.6	49.7
Deferred revenue	6.9	8.6	(1.7)
Deferred tax liabilities	0.3	45.7	(45.4)
Other liabilities	42.2	39.9	2.3
Total non-current liabilities	2,545.7	2,404.3	141.4

Current Liabilities:
Loans and borrowings	31.7	32.4	(0.7)
Trade payables	88.7	82.2	6.5
Accrued expenses and other current liabilities	263.6	272.5	(8.9)
Deferred revenue	93.9	105.1	(11.2)
Derivative financial instruments	21.2	16.6	4.6
Current tax liability	0.2	0.1	0.1
Total current liabilities	499.3	508.9	(9.6)

Total liabilities	3,045.0	2,913.2	131.8

TOTAL EQUITY AND LIABILITIES	3,209.6	3,273.2	(63.6)